Exhibit 4.8

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

dated as of April 30, 2007

to

JUNIOR SUBORDINATED INDENTURE

dated as of December 15, 1996

between

STATE STREET CORPORATION

as ISSUER

and

U.S. BANK NATIONAL ASSOCIATION

as INDENTURE TRUSTEE

JUNIOR SUBORDINATED DEBENTURES DUE JUNE 15, 2037

This SECOND SUPPLEMENTAL INDENTURE, dated as of April 30, 2007 (the “Second Supplemental Indenture”), to the Indenture, dated as of December 15, 1996, is made between STATE STREET CORPORATION, a Massachusetts corporation (the “Corporation”), and U.S. Bank National Association, a national banking association (the “Trustee”). All capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Original Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Corporation and The Bank of New York (as successor in interest to J.P. Morgan Chase & Co. (as successor in interest to Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago))), which was removed from State Street Capital Trust IV as trustee by an instrument of removal dated April 23, 2007) entered into an indenture, dated as of December 15, 1996 (the “Original Indenture”), pursuant to which one or more series of unsecured junior subordinated debt securities of the Corporation (the “Securities”) may be issued from time to time; and

WHEREAS, Section 3.1 of the Original Indenture permits certain the terms of any Securities to be established in a supplemental indenture to the Original Indenture; and

WHEREAS, Section 9.1 of the Original Indenture provides that a supplemental indenture may be entered into by the Corporation and the Trustee, without the consent of any Holders of Securities, to establish the form and certain terms of the Securities of any series and to change any of the provisions of the Original Indenture, provided that such change does not apply to any Outstanding Securities; and

WHEREAS, the Corporation has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Corporation’s Floating Rate Junior Subordinated Debentures (the “Debentures”) and amending certain provisions thereof; and

WHEREAS, State Street Capital Trust IV, a Delaware statutory trust (the “Trust”), intends to offer to the public $800,000,000 aggregate liquidation amount of its Capital Securities, representing an undivided preferred beneficial interest in the assets of the Trust (the “Capital Securities”), and proposes to invest the proceeds from such offering, together with the proceeds of the sale of $10,000 aggregate liquidation amount of the Trust’s common securities (the “Common Securities”) to the Corporation, in $800,010,000 aggregate principal amount of the Debentures;

WHEREAS, for purposes of the Original Indenture, the Trust shall constitute an Issuer Trust, the Capital Securities shall constitute Capital Securities, and the Trust’s common securities shall constitute Common Securities; and

WHEREAS, the Corporation and the Trustee desires to enter into this Second Supplemental Indenture pursuant to Sections 3.1 and 9.1 of the Original Indenture as referred to above; and

WHEREAS, all necessary actions to make this Second Supplemental Indenture a valid agreement of the Corporation and the Trustee and a valid supplement to the Original Indenture have been duly taken,

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Second Supplemental Indenture mutually covenant and agree as follows:

ARTICLE I.

DESIGNATION AND TERMS OF DEBENTURES

1.1 Establishment of Series. There is hereby created a series of Securities to be known and designated as the Debentures, to be in substantially the form and in accordance with the terms set forth in Exhibit A, attached hereto, subject to changes in the form thereof made by the Corporation and acceptable to the Trustee, and which shall be subordinated and junior to all existing and future Senior Debt (as defined in Section 1.17 of this Second Supplemental Indenture). For purposes of the Original Indenture, the Debentures shall constitute a separate series of Securities.

1.2 Limit on Aggregate Principal Amount. The aggregate principal amount of Debentures that may be issued under this Second Supplemental Indenture is limited to $800,010,000.

1.3 Form and Denominations. The Debentures will be issued only in fully registered form, and the authorized denominations of the Debentures shall be $1,000 principal amount and any integral multiple thereof. The Debentures will be denominated in U.S. dollars and payments of principal and interest will be made in U.S. dollars.

1.4 Scheduled Maturity Date and Final Repayment Date.

(a) The scheduled maturity date for the payment of principal of and any accrued and unpaid interest on the Debentures initially is June 15, 2037 or if such day is not a Business Day (as defined in Section 1.9(m) of this Second Supplemental Indenture), the following Business Day (the “Scheduled Maturity Date”). On June 15, 2017, the Corporation may elect, subject to the following criteria, to extend the Scheduled Maturity Date for an additional ten-year period resulting in the Schedule Maturity Date being reset to June 15, 2047:

(1) on June 15, 2017, the Debentures are rated investment grade by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) or, if Moody’s and S&P (or their respective successors) are no longer in existence, the equivalent rating by a nationally recognized statistical rating organization within the meaning of 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) during the three years prior to June 15, 2017, (i) no event of default has occurred or is occurring in respect of any payment obligation on, or financial covenant in, any of the Corporation’s then outstanding debt for money borrowed having an aggregate principal amount of $100 million or greater and (ii) the Corporation did not have any outstanding deferred payments under any of its then outstanding preferred stock or debt for money borrowed; and

(3) on June 15, 2017, the Corporation delivered a written certification to the Trustee dated as of such date stating that on such date (i) the Corporation believes that the likelihood that the Corporation will elect to defer interest on the Debentures is remote, (ii) the Corporation expects to make all required payments on the Debentures in accordance with their terms, and (iii) the Corporation expects to be able to satisfy its obligations under the replacement capital covenant, dated as of the date hereof and attached hereto as Exhibit B (the “Replacement Capital Covenant”), relating to the Debentures. No modification of the foregoing criteria will be effective against any Holder of Debentures without the Holder’s consent. From and after June 15, 2017, if the Scheduled Maturity Date is extended as set forth above, the Scheduled Maturity Date will be the Scheduled Maturity Date as so extended.

(b) The principal of, and all accrued and unpaid interest on, all outstanding Debentures shall initially be due and payable on June 1, 2067, or if such day is not a Business Day (as defined in Section 1.9(m) of this Supplemental Indenture), the following Business Day (the “Final Repayment Date”). On June 15, 2017, the Corporation may elect, subject to the following criteria, to extend the Final Repayment Date for an additional 10-year period resulting in the Final Repayment Date being extended to June 1, 2077:

(1) on June 15, 2017 the Debentures are rated investment grade by Moody’s or S&P or, if Moody’s and S&P (or their respective successors) are no longer in existence, the equivalent rating by a nationally recognized statistical rating organization within the meaning of 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(2) during the three years prior to June 15, 2017, (i) no event of default has occurred or is occurring in respect of any payment obligation on, or financial covenant in, any of the Corporation’s then outstanding debt for money borrowed having an aggregate principal amount of $100 million or greater and (ii) the Corporation did not have any outstanding deferred payments under any of its then outstanding preferred stock or debt for money borrowed; and

(3) on June 15, 2017, the Corporation delivered a written certification to the Trustee dated as of such date stating that on such date (i) the Corporation believes that the likelihood that the Corporation will elect to defer interest on the Debentures is remote, (ii) the Corporation expects to make all required payments on the Debentures in accordance with their terms, and (iii) the Corporation expects to be able to satisfy its obligations under the Replacement Capital Covenant relating to the Debentures.

From and after June 15, 2017, if the Final Repayment Date is extended as set forth above, the Final Repayment Date will be the Final Repayment Date as so extended.

1.5 Obligation to Repay on the Scheduled Maturity Date. The Corporation’s obligation to repay all principal, together with accrued and unpaid interest, on the Scheduled Maturity Date is limited to the extent that sufficient net proceeds have been raised through the sale of Qualifying Capital Securities on the Debentures pursuant to this Section 1.5 on any date prior to the Final Repayment Date is subject to (A) its obligations under Section 13.1 of the Original Indenture to the Holders of Senior Debt and (B) its obligations under Section 1.8 with respect to the payment of deferred interest on the Debentures.

(a) Until the Debentures are paid in full, the Corporation shall use Commercially Reasonable Efforts (as defined in clause (b) below), subject to a Market Disruption Event (as defined in clause (d) below):

(1) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on a date, not more than 30 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Corporation delivers the notice required to permit repayment of the Debentures in full on the Scheduled Maturity Date in accordance with the Replacement Capital Covenant; and

(2) if the Corporation is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Debentures on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date (as defined in Section 1.6 of this Second Supplemental Indenture), to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 30-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the following Monthly Interest Payment Date, on which the Corporation delivers the notice required to permit repayment of the Debentures in full on such following Monthly Interest Payment Date; and the Corporation shall apply any such net proceeds to the repayment of the Debentures subject to clause (e) below.

(b) For purposes of this Section 1.5, “Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Corporation shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(c) Net proceeds of the issuance of any Qualifying Capital Securities that the Corporation is permitted to apply to repayment of the Debentures on any Interest Payment Date (as defined in Section 1.6 of this Second Supplemental Indenture) will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 1.9, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of Debentures; provided that if the Corporation is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Debentures, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for such payments shall be applied to the Debentures and those other securities having the same Scheduled Maturity Date as the Debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later Scheduled Maturity Date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full. If the Corporation raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day, 90-day or 30-day period, as the case may be, it will not be required to repay any Debentures on the Scheduled Maturity Date or the next Interest Payment Date, as applicable, but it will use those net proceeds as provided in the preceding sentence to repay the Debentures on the next Interest Payment Date as of which it has raised at least $5 million of net proceeds.

(d) “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(1) trading in securities generally (of the Corporation’s common stock, $1 par value (the “Common Stock”) or the preferred stock, no par authorized (the “Preferred Stock”) specifically), on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which the Common Stock and/or the Preferred Stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and such suspension, disruption or the establishment of such minimum price materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of Qualifying Capital Securities or APM qualifying securities (as defined below);

(2) the Corporation is required to obtain the consent or approval of a regulatory body (including any securities exchange) or governmental authority to issue or sell APM qualifying securities pursuant to the alternative payment mechanism or to issue Qualifying Capital Securities pursuant to the Corporation’s repayment obligations as the case may be, and that consent or approval has not yet been obtained notwithstanding the Corporation’s commercially reasonable efforts to obtain that consent or approval;

(3) a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Corporation’s Qualifying Capital Securities or APM qualifying securities;

(4) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Corporation’s Qualifying Capital Securities or APM qualifying securities;

(5) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Corporation’s Qualifying Capital Securities or APM qualifying securities;

(6) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Corporation’s Qualifying Capital Securities or APM qualifying securities;

(7) an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Capital Securities or APM qualifying securities (as such term is defined in Section 1.9(c) of this Second Supplemental Indenture), as the case may be, would, in the Corporation’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the Corporation’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on the Corporation’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Corporation’s ability to consummate that transaction, provided that no single suspension period described herein shall exceed 90 consecutive days and multiple suspension periods shall not exceed an aggregate of 180 days in any 360-day period; or

(8) the Corporation reasonably believes that the offering document for the offer and the sale of Qualifying Capital Securities or APM qualifying securities, as the case may be, would not be in compliance with a rule or regulation of the Securities Exchange Commission (for reasons other than those described in Section 1.5(d)(7) of this Second Supplemental Indenture) and the Corporation is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described herein shall exceed 90 consecutive days and multiple suspension periods shall not exceed an aggregate of 180 days in any 360-day period.

The Corporation shall include a statement in the notice of redemption on the Scheduled Maturity Date that it will perform its obligations under this Section 1.5 to issue Qualifying Capital Securities to raise net proceeds sufficient to permit repayment of the Debentures in full on the Scheduled Maturity Date, and certify that it will continue to perform its obligations under Section 1.5 to issue Qualifying Capital Securities to redeem the Debentures in full. The Trustee shall be entitled to rely on such written notices and certifications without requiring any additional due diligence or investigation into the performance by the Corporation of its obligations under this Section 1.5.

1.6 Interest - the Debentures. The Debentures will bear interest at an annual rate of (i) Three-Month LIBOR (as defined below) plus 1.00% from and including April 30, 2007 to but excluding June 15, 2047 and (ii) One-Month LIBOR (as defined below) plus 1.99% thereafter. The Corporation will pay interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2007 until June 15, 2047, or if any such day is not a Business Day, on the next Business Day (each such date, a “Quarterly Interest Payment Date”), and thereafter monthly in arrears on the 15th day of each month, or if any such day in not a Business Day, on the next Business Day (each such date, a “Monthly Interest Payment Date,” and in conjunction with a Quarterly Interest Payment Date, each an “Interest Payment Date”) (subject to deferral as set forth in Exhibit A attached hereto).

(a) “Three-Month LIBOR” or “One-Month LIBOR” means, with respect to any quarterly or monthly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three or one-month period, as applicable, commencing on the first day of that quarterly or monthly interest period that appears on the Reuters Screen LIBOR01

Page (the display designated on the Reuters Screen LIBOR01 Page or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) (the “Reuters Screen LIBOR01 Page”) as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of the relevant quarterly or monthly interest period (the “LIBOR Determination Date”). If such rate does not appear on Reuters Screen LIBOR01 Page, three or one-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three or one-month period commencing on the first day of that quarterly or monthly interest period, as applicable, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that quarterly or monthly interest period. The Calculation Agent (the Trustee, or any other firm appointed by the Corporation, acting as Calculation Agent) (the “Calculation Agent”) will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month or One-Month LIBOR with respect to that quarterly or monthly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month or One-Month LIBOR with respect to that quarterly or monthly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that quarterly or monthly interest period, as applicable, for loans in U.S. dollars to leading European banks for a three or one-month period, as applicable, commencing on the first day of that quarterly or monthly interest period, as applicable, and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month or One-Month LIBOR for that quarterly or monthly interest period, as applicable, will be the same as Three-Month or One-Month LIBOR as determined for the previous interest period. The establishment of Three-Month or One-Month LIBOR for each quarterly or monthly interest period, as applicable, by the Calculation Agent shall (in the absence of manifest error) be final and binding.

(b) “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(c) Accrued interest that is not paid on the applicable interest payment date (after giving effect to the adjustment for non-Business Days described above) will bear Additional Interest, to the extent permitted by law, at the same annual rate, from the relevant interest payment date, compounded on each subsequent interest payment date. The terms “interest” and “deferred interest” refer not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date (i.e., compounded interest).

(d) The floating interest rate for any quarterly or monthly interest period (the “Floating Interest Rate”) will at no time be higher than the maximum rate then permitted by New York law as the same may be modified by United States law.

(e) The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each LIBOR Determination Date, determine Three-Month LIBOR or One-Month LIBOR, as applicable, and inform the Trustee (in the event the Trustee is not acting as Calculation Agent). Unless otherwise provided by the Trustee, the Paying Agent will calculate the amount of interest payable in respect of the applicable one-month or three month interest period (the “Interest Period”) on the Debentures (the “Floating Interest Amount”). The Floating Interest Amount shall be calculated by applying the Floating Interest Rate to the principal amount of each Debenture outstanding at the commencement of the Interest Period, multiplying each such principal amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more being rounded upwards). The determination of the Floating Interest Rate by the Calculation Agent and the Floating Interest Amount by the Paying Agent will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Paying Agent, the Calculation Agent, the Trust or the Corporation (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any Person for (i) the selection of any reference bank or (ii) any inability to retain major banks in the London interbank market, in the case of the Calculation Agent, which is caused by circumstances beyond its reasonable control.

(f) Upon the request of a Holder of a Debenture, the Calculation Agent will provide the Floating Interest Rate then in effect and, if determined, the Floating Interest Rate for the next Interest Period with respect to the Debentures. Each such Floating Interest Rate may be obtained by telephoning the Calculation Agent.

1.7 Interest - General. Interest will include Additional Sums, if any, as provided in Section 10.6 of the Original Indenture until the principal hereof is paid or duly provided for or made available for payment; provided that any overdue principal, premium or Additional Sums and any overdue installment of interest shall bear Additional Interest at the Floating Interest Rate (to the extent that the payment of such interest shall be legally enforceable), compounded quarterly, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

All percentages resulting from any calculations referred to in this Second Supplemental Indenture will be rounded, if necessary, to the nearest one ten-thousandth of a percentage point, with five hundred-thousandths of a percentage point being rounded upwards (e.g., 6.87655% (or .0687655) would be rounded to 6.8766% (or .068766)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

The initial Interest Period will begin April 30, 2007 and will end on but exclude September 17, 2007, and each successive Interest Period will begin on and include the prior Interest Payment Date and end on but exclude the next Interest Payment Date. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Original Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date, except as provided below. In the event that the Debentures are in book-entry only form, the Regular Record Date for each Interest Payment Date shall be the Business Day next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

1.8 Deferral of Interest Payments. The Corporation shall have the right, pursuant to Section 3.12 of the Original Indenture, to defer the payment of interest on the Debentures on the terms set forth in Exhibit A attached hereto.

1.9 Alternative Payment Mechanism. Immediately following any APM Commencement Date (as defined below) and until the termination of the related deferral period, the Corporation shall, unless after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved, issue APM qualifying securities (as defined below) until the Corporation has raised an amount of Eligible Proceeds (as defined below) at least equal to the aggregate and unpaid amount of deferred interest on the Debentures (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon); provided that:

(a) the foregoing obligations shall not apply to the extent that with respect to deferred interest attributable to the first five years of any deferral period (including Additional Interest thereon), (i) the net proceeds of any issuance of Common Stock (or if the Corporation has amended the definition of “APM qualifying securities” to eliminate Common Stock, Qualifying Warrants (as defined below)) applied during such deferral period to pay interest on the Debentures pursuant to this Section 1.9, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices (as defined below) of the Common Stock on the 10 consecutive Trading Days (as defined below) ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s then most recent publicly available consolidated financial statements (the “Common Stock Issuance Cap”), (ii) the net proceeds of any issuance of Qualifying Preferred Stock (as defined below) applied to pay interest on the Debentures pursuant to this Section 1.9, together with the net proceeds of all prior issuances of Qualifying Preferred Stock applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the Debentures initially issued under the Second Supplemental Indenture (the “Preferred Stock Issuance Cap”), and (iii) so long as the definition of “APM qualifying securities” has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Corporation’s sole discretion, and the Corporation will not be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Debentures, and no class of investors in the Corporation’s securities, or any other party, may require the Corporation to issue Qualifying Warrants; provided that the Common Stock Issuance Cap will cease to apply after the ninth anniversary of the commencement of any deferral period, at which point the Corporation must pay any deferred interest, using the Alternative Payment Mechanism, subject to any Maximum Share Number (as defined below), Market Disruption Event or any Supervisory Event (as defined below). The Maximum Share Number (as defined below); and provided, further, that if the Common Stock Issuance Cap is reached during a deferral period and the Corporation subsequently repays all deferred interest, the Common Stock Issuance Cap will cease to apply at the termination of such deferral period and will not apply again unless and until the Corporation starts a new deferral period.

(b) the Corporation shall not be permitted to sell more than 15 million shares of Common Stock (such number, as it may be adjusted from time to time, the “Maximum Share Number”) for purposes of paying deferred interest on the Debentures; provided that if the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number shall be correspondingly adjusted; and provided, further, that the Corporation may, at its discretion and without the consent of the Holders of the Debentures, increase the Maximum Share Number (including through the increase of the Corporation’s authorized share capital, if necessary) if the Corporation determines that such increase is necessary to allow the Corporation to issue sufficient shares to pay deferred interest on the Debentures.

(c) “APM Commencement Date” means, with respect to any deferral period, the earlier of (i) the first Interest Payment Date following the commencement of such deferral period on which the Corporation pays any current interest on the Debentures and (ii) the fifth anniversary of the commencement of such deferral period.

(d) “APM Period” means, with respect to any deferral period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Corporation has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Additional Interest, on the Debentures.

(e) “APM qualifying securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants; provided that the Corporation may, without the consent of the Holders of the Capital Securities or the Debentures, amend the definition of “APM qualifying securities” to eliminate Common Stock or Qualifying Warrants (but not both) from the definition if the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Corporation’s earnings per share as calculated for financial reporting purposes; the Corporation will promptly notify the Holders of the Debentures, and the Trustee will promptly notify the Holders of the Capital Securities of such change.

(f) “Current Stock Market Price” of the Common Stock on any date shall mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York

Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted, (ii) if the Common Stock is not either listed on any U.S. securities exchange or quoted on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

(g) “Eligible Proceeds” means, with respect to each relevant Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Corporation has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of APM qualifying securities (excluding sales of Common Stock in excess of the Maximum Share Number or Preferred Stock up to the Preferred Stock Issuance Cap) to Persons that are not Subsidiaries.

(h) “Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Corporation that (a) ranks pari passuwith or junior to all other Preferred Stock of the Corporation, and (b) either (x) is subject to a Qualifying Replacement Capital Covenant or (y) is subject to Intent-Based Replacement Disclosure, as defined in the Replacement Capital Covenant, and has a provision that prohibits the Corporation from paying any dividends thereon upon its failure to satisfy one or more financial tests set forth therein, and

(c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than permitted remedies, as defined in the Replacement Capital Covenant.

(i) “Qualifying Replacement Capital Covenant” means a replacement capital covenant that is substantially similar to the Replacement Capital Covenant attached hereto as Exhibit B, as identified by the Corporation’s Board of Directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of such Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act, and (ii) that restricts the related issuer from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

(j) “Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (1) have an exercise price greater than the Current Stock Market Price of the Common Stock as of the date the Corporation agrees to issue the warrants, and (2) the Corporation is not entitled to redeem for cash and the Holders of which are not entitled to require the Corporation to repurchase for cash in any circumstances. Qualifying Warrants will be issued in accordance with the Alternative Payment Mechanism and will have exercise prices at least 10% above the Current Stock Market Price of the Common Stock on the date of issuance.

(k) “Supervisory Event” means an event that shall commence upon the date the Corporation has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell APM qualifying securities and (2) to apply the net proceeds of such sale to pay deferred interest on the Debentures, and the Corporation has been notified that the Federal Reserve disapproves of either action mentioned in that notice. A Supervisory Event shall cease on the Business Day following the earlier to occur of (a) the tenth anniversary of the commencement of any deferral period, or (b) the day on which the Federal Reserve notifies the Corporation in writing that it no longer disapproves of the Corporation’s intention to both (i) issue or sell APM qualifying securities and (ii) apply the net proceeds from such sale to pay deferred interest on the Debentures. The occurrence and continuation of a Supervisory Event will excuse the Corporation from its obligation to sell APM qualifying securities and to apply the net proceeds of such sale to pay deferred interest on the Debentures and will permit the Corporation to pay deferred interest using cash from any other source without breaching its obligations under the Second Supplemental Indenture. Because a Supervisory Event will exist if the Federal Reserve disapproves of either of these requests, the Federal Reserve will be able, without triggering a default under the Original Indenture, to permit the Corporation to sell APM qualifying securities but to prohibit the Corporation from applying the proceeds to pay deferred interest on the Debentures.

(l) “Trading Day” means a day on which the Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which the Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which the Common Stock is quoted in the over-the-counter market.

(m) “Business Day” means any London business day other than any Saturday, Sunday or other day on which banking institutions in New York, New York, Boston, Massachusetts or Wilmington, Delaware are authorized or required by law or executive order to remain closed.

(n) “London business day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(o) For the avoidance of doubt, once the Corporation reaches the Common Stock Issuance Cap for a deferral period, the Corporation shall not be required to issue more Common Stock (or if the Corporation has amended the definition of “APM qualifying securities” to eliminate Common Stock, Qualifying Warrants) with respect to deferred interest attributable to the first five years of such deferral period (including Additional Interest thereon) pursuant to this Section 1.9 even if the amount referred to in clause (a) of this Section 1.9 subsequently increases because of a subsequent increase in the sale price of Common Stock or the number of outstanding shares of Common Stock.

The Corporation shall provide written notice to the Trustee following the occurrence of an APM Commencement Date and certify that it will perform its obligations as required under this Section 1.9. The Corporation shall also provide written certification to the Trustee at least 5 Business Days prior to each subsequent Interest Payment Date during the APM Period specifying the amount of Eligible Proceeds to be paid to the Trustee and applied to pay deferred interest (including Additional Interest thereon), specifying the application of such Eligible Proceeds to current interest and deferred interest (including Additional Interest thereon) and the amount of current interest and deferred interest (including Additional Interest thereon) remaining outstanding as of such Interest Payment Date. The Trustee shall be allowed to rely on such notices and certifications without requiring any additional due diligence or investigation into the performance of the Corporation of its obligation under this Section 1.9.

The Corporation will be excused from its obligations under the Alternative Payment Mechanism in respect of any Interest Payment Date if the Corporation provides written certification to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of record of the applicable series of Capital Securities) no more than 15 and no less than 10 Business Days in advance of that interest payment date certifying that:

a) a Market Disruption Event or Supervisory Event was existing after the immediately preceding Interest Payment Date; and

b) either (a) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which that certification is provided, (b) the Market Disruption Event or Supervisory Event continued for only part of this period, but the Corporation was unable to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest, or (c) the Supervisory Event prevents the Corporation from applying the net proceeds of sales of APM qualifying securities to pay deferred interest on such interest payment date.

The Corporation will not be excused from its obligations under the Alternative Payment Mechanism if it determines not to pursue or complete the sale of APM qualifying securities due to pricing, dividend rate or dilution considerations.

1.10 Redemption. The Corporation has the right to redeem the Debentures at any time on or after June 15, 2012, at 100% of the principal amount, plus accrued and unpaid interest through the date of redemption.

1.11 Conditional Right to Redeem Debentures upon a Capital Treatment Event, Investment Company Event, Tax Event, or Rating Agency Event. The Corporation may elect to redeem all, but not less than all, of the Debentures at 100% of their principal amount, plus accrued and unpaid interest through the date of redemption at any time within 90 days of a Tax Event, Rating Agency Event, Capital Treatment Event or Investment Company Event (as defined in Section 1.12 of this Second Supplement Indenture). Except as set forth in the preceding sentence the Corporation may not redeem the Securities prior to June 15, 2012.

1.12 Definition of Capital Treatment Event, Investment Company Event, Tax Event, and Rating Agency Event. Solely for purposes of the Debentures, the definition of “Capital Treatment Event,” “Investment Company Event,” and “Tax Event,” in Section 1.1 of the Original Indenture shall not apply, and the following definitions shall instead be applicable:

(a) “Capital Treatment Event” means the reasonable determination by the Corporation (as evidenced by an Officers’ Certificate delivered to the Trustee) that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein that is enacted or becomes effective after the date hereof, or as a result of any official or administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced after the hereof, there is more than an insubstantial risk that the Corporation will not be entitled to treat an amount equal to the aggregate Liquidation Amount (as such term is defined in the Amended and Restated Trust Agreement (as defined in Section 1.15 of this Second Supplement Indenture)) of the Capital Securities (or any substantial portion thereof) as “Tier 1 Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, as then in effect and applicable to the Corporation.

(b) “Investment Company Event” means with respect to the Debentures, the receipt by the Corporation and the Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any change in law or regulation; or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority; there is a more than insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended, which change becomes effective on or after the date hereof.

(c) “Tax Event” means, with respect to the Debentures, that the Corporation has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the date hereof; proposed change in those laws or regulations that is announced after the date hereof; official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date hereof; or threatened challenge asserted in connection with an audit of the Corporation, the Trust or the Corporation’s subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures; there is more than an insubstantial risk that the Trust is, or will be, subject to U.S. federal income tax with respect to income received or accrued on the Debentures; interest payable by the Corporation on the Debentures is not, or will not be, deductible by the Corporation, in whole or in part, for U.S. federal income tax purposes; or the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

(d) “Rating Agency Event” means, with respect to the Debentures, a change in the methodology employed by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Corporation or any of its subsidiaries (a “rating agency”) in assigning equity credit to securities such as the Debentures, as such methodology is in effect on the date of this Second Supplemental Indenture (the “current criteria”), which change results in a lower equity credit being assigned by such rating agency to the Debentures as of the date of such change than the equity credit that would have been assigned to the Debentures as of the date of such change by such rating agency pursuant to its current criteria.

1.13 Replacement Capital Covenant. The Corporation shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the Debentures or Capital Securities is permitted, except with the consent of the Holders of a majority by liquidation amount of the Capital

Securities or, if the Debentures have been distributed by the Trust, the Holders of a majority by principal amount of the Debentures. Except as aforesaid, the Corporation may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the Holders of the Capital Securities or the Debentures.

1.14 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Debentures, will agree that if an event of bankruptcy, insolvency, or receivership, as set forth in the Original Indenture, shall occur prior to the redemption or repayment of the Debentures, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to Section 1.8 (including Additional Interest thereon) that has not been paid pursuant to Section 1.9 to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on such Holder’s Debentures. Any such claim will be subject to applicable law.

1.15 State Street Capital Trust IV. The forms of (a) the Amended and Restated Trust Agreement (the “Amended and Restated Trust Agreement”) among the Corporation, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, the Administrative Trustees named therein and the Holders of Trust Securities (as defined therein) and (b) the Guarantee Agreement, dated as of April 30, 2007 (the “Guarantee”) between the Corporation and U.S. Bank National Association, as Guarantee Trustee, relating to the Trust are attached hereto as Exhibit C and Exhibit D, respectively.

1.16 Global Securities. If the Debentures are distributed to Holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Debentures will be issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee and will be subject to the relevant provisions of the Original Indenture, including without limitation Section 3.5 thereof.

1.17 Definition of Senior Debt. Solely for purposes of the Debentures, the definition of “Senior Debt” shall be the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of this Second Supplemental Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Debentures or to other Debt that is pari passu or subordinated to the Debentures, other than:

(a) any Debt of the Corporation which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to the Corporation;

(b) any Debt of the Corporation to any of its subsidiaries;

(c) any Debt to any of the Corporation’s employees;

(d) any other debt securities issued pursuant to this Second Supplemental Indenture.

(e) trade accounts payable, accrued liabilities arising in the ordinary course of business, or any future debt that by its terms is not superior in right of payment to the Debentures.

The Corporation’s obligations to make payments on the Debentures and the Guarantee are subordinate to the Corporation’s payment obligations under its Senior Debt. There is no limit on the amount of indebtedness for money borrowed the Corporation may issue that ranks senior or pari passu to the Debentures upon our liquidation or in right of payment as to principal or interest.

1.18 Representations and Warranties. In connection with the issuance of the Debentures, the Corporation hereby represents and warrants that as of the date of this Second Supplemental Indenture, the Corporation is not obligated in respect of any Debt for borrowed money from (i) any Subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, or (ii) any employee of the Corporation, except, in each case, (x) in respect of Debt on which the Corporation shall defer payments of principal, interest and premium to the same extent that the Corporation defers payments of interest on the Debentures; or (y) in the ordinary course of business.

1.19 Additional Covenants. Solely for purposes of the Debentures, the following new Sections 10.9 and 10.10 of the Original Indenture shall be applicable:

“Section 10.9 Indebtedness to Certain Subsidiaries.

Except in the ordinary course of business, the Corporation shall not incur Debt for borrowed money from any Subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, unless, pursuant to the terms of such Debt, the Corporation defers payments of principal, interest and premium, if any, in respect of such Debt to the same extent that the Corporation defers payments of interest on the Debentures.

Section 10.10 Debt to Employees.

Except in the ordinary course of business, the Corporation shall not incur Debt for borrowed money from any employee of the Corporation, unless, pursuant to the terms of such Debt, the Corporation defers payments of principal, interest and premium, if any, in respect of such Debt to the same extent that the Corporation defers payments of interest on the Debentures.”

1.20 Events of Default. Solely for purposes of the Debentures, clause (3) of the definition of “Event of Default” set forth in Section 5.1 of the Original Indenture shall be inapplicable.

The Corporation shall not enter into any agreement or amendment to this Second Supplemental Indenture to add any additional event of default to the definition of Event of Default without the consent of at least a majority of the aggregate outstanding amount of Debentures.

1.21 Business Combinations. If the Corporation engages in any merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as any entirety to any other Person, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Section 1.9 shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction (or if later, at any time within 90 days following the date of consummation of the business combination).

1.22 Tax Treatment.

(a) Each Holder of a Debenture and each beneficial owner of a Debenture (including the Trust and each holder of Capital Securities), by its acquisition of a Debenture will agree to treat the Debentures as indebtedness for U.S. federal and state income tax purposes;

(b) The Corporation and the Trustee hereby agree to treat the Debentures as indebtedness for U.S. federal and state income tax purposes.

ARTICLE II.

MISCELLANEOUS

2.1 Covenant as to the Trust. In the event that the Debentures are issued to the Trust or the Trustee of the Trust in connection with the issuance of Capital Securities and Common Securities by the Trust, for so long as such Capital Securities and/or Common Securities remain outstanding, the Corporation will (a) maintain 100% direct or indirect ownership of the Common Securities; provided, however, that any successor of the Corporation, permitted pursuant to Article VIII of the Original Indenture may succeed to the Corporation’s ownership of such Common Securities, (b) use commercially reasonable efforts to cause the Trust to remain a statutory trust, except in connection with a distribution of Debentures to the holders of Capital Securities and Common Securities of the Trust in liquidation of the Trust; (c) not voluntarily terminate, wind-up or liquidate the Trust, except in connection with (i) a distribution of the Debentures to the holders of the Capital Securities and Common Securities of the Trust in liquidation of the Trust, (ii) the redemption of all of the Capital Securities and Common Securities issued by the Trust, (iii) in connection with mergers, consolidations or amalgamations, in each case as permitted by the Amended and Restated Trust Agreement; (d) use its reasonable efforts, consistent with the terms and provisions of the Amended and Restated Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes; and (e) use its reasonable efforts to ensure that the Trust will not be an “investment company” for purposes of the Investment Company Act.

2.2 Additional Supplemental Indentures. The Corporation shall not amend or modify the Original Indenture and this Second Supplemental Indenture pursuant to Article IX of the Original Indenture if such amendment or modification would cause the Trust to be treated other than as a grantor trust for United States federal income tax purposes.

2.3 Effect of Supplemental Indenture on Original Indenture. This Second Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Second Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Second Supplemental Indenture shall together constitute one and the same instrument.

2.4 Effective Date. The modifications to the Original Indenture set forth in this Second Supplemental Indenture shall become effective on the date first written above.

2.5 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2.6 Recitals. The recitals contained herein shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

2.7 Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that govern the Original Indenture and its construction.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

STATE STREET CORPORATION

By:	/s/ Edward J. Resch
Name:	Edward J. Resch
Title:	Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Earl W. Dennison Jr.
Name:	Earl W. Dennison Jr.
Title:	Vice President

EXHIBIT A

STATE STREET CORPORATION

Floating Rate Junior Subordinated Debenture

No. FL-1	$800,010,000

STATE STREET CORPORATION, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (hereinafter called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to U.S. Bank National Association, as Property Trustee for State Street Capital Trust IV, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of Eight Hundred Million, Ten Thousand Dollars ($800,010,000) on June 1, 2067, maturity date as may be extended. The Corporation further promises to pay interest on said principal sum from April 30, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly at a variable annual rate equal to Three-Month LIBOR, determined as described in the Indenture, plus 1.00% (subject to deferral as set forth herein) from and including April 30, 2007 to but excluding June 15, 2047 in arrears on the fifteenth day of March, June, September and December commencing on September 15, 2007 (or, if any such date is not a business day, on the next business day) (each a “Quarterly Interest Payment Date”); and at an annual rate equal to One-Month LIBOR, determined as described in the Indenture, plus 1.99% (subject to deferral as set forth herein) from and including July 15, 2047 (or if such day is not a business day, on the next business day) (each a “Monthly Interest Payment Date” and collectively with the Semi-Annual Interest Payment Date an “Interest Payment Date”).

Interest will include Additional Sums, if any, as provided in Section 10.6 of the Indenture until the principal hereof is paid or duly provided for or made available for payment; provided that any overdue principal, premium or Additional Sums and any overdue installment of interest shall bear Additional Interest at the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), compounded on each subsequent Interest Payment Date, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The amount of interest payable for any period shall be computed by applying the Interest Rate on the principal amount of this Security outstanding at the commencement of the Interest Period, multiplying each such principal amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more being rounded upwards). The initial Interest Period will begin April 30, 2007 and will end on but exclude September 17, 2007, and each successive Interest Period will begin on and include the prior Interest Payment Date and end on but exclude the next Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Corporation shall have the right, at any time during the term of this Security, from time to time to defer the payment of interest on this Security for up to 40 consecutive quarterly interest payment periods with respect to each deferral period (each an “Extension Period”) at the end of which the Corporation shall pay all interest then accrued and unpaid including any Additional Interest, as provided below; provided, however, that no Extension Period shall extend beyond the Final Repayment Date of the principal of this Security and no such Extension Period may end on a date other than an Interest Payment Date; and provided, further, however, that during any such Extension Period, the Corporation shall not, and shall not permit any of its subsidiaries to, (i) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passuin all respects with or junior in interest to this Security, or (ii) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation’s capital stock (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Corporation’s capital stock (or any capital stock of a Subsidiary of the Corporation) for any class or series of the Corporation’s capital stock or of any class or series of the Corporation’s indebtedness for any class or series of the Corporation’s capital stock, (c) the purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights Plan, or the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto, (e) payments by the Corporation under its guarantee regarding the Issuer Trust holding the Security, (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock, (g) payments during a deferral period of current interest in respect of parity securities that are made pro rata to the amounts due on such parity securities and on the Security and any payments of deferred interest on parity securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such parity securities, (h) payments of principal during a deferral period in respect of parity securities having the same Scheduled Maturity Date as the Security, as required under a provision of such parity securities that is made on a pro rata basis among one or more series of parity securities having such a provision and the Security) or

(i) make any guarantee payments regarding any guarantee by the Corporation of any junior subordinated debentures of any of its subsidiaries if the guarantee ranks pari passu with or junior in interest to the Security. Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest, provided that no Extension Period shall exceed 40 consecutive quarterly interest payment periods, extend beyond the Final Redemption Date of the principal of this Security or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension shall bear Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at the Interest Rate, compounded on each subsequent Interest Payment Date and calculated as set forth in the first paragraph of this Security, from the dates on which amounts would otherwise have been due and payable until paid or made available for payment. The Corporation shall give the Holder of this Security and the Trustee notice of its election to begin any Extension Period at least one Business Day prior to the next succeeding Interest Payment Date on which interest on this Security would be payable but for such deferral or, so long as such Securities are held by the Issuer Trust, at least one Business Day prior to the earlier of

(i) the next succeeding date on which Distributions on the Capital Securities of such Issuer Trust would be payable but for such deferral, and (ii) the date on which the Property Trustee of such Issuer Trust is required to give notice to holders of such Capital Securities of the record date or the date such Distributions are payable.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register, or

(ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified by the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions,

(b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed under its corporate seal.

Dated April 30, 2007

STATE STREET CORPORATION

By
Name:
Title:

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By

GLOBAL FLOATING RATE DEBENTURE CERTIFICATE

[STATE STREET CAPITAL TRUST IV]

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of December 15, 1996, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2007 (as previously supplemented and amended, and as further amended or supplemented, “Indenture”), between the Corporation and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Corporation, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $800,010,000.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of April 30, 2007 (as modified, amended or supplemented from time to time, the “Trust Agreement”), relating to State Street Capital Trust IV (the “Issuer Trust”), among the Corporation, as Depositor, the Trustees named therein and the Holders from time to time of the Trust Securities issued pursuant thereto, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Corporation has the authority to redeem this Security at any time on or after June 15, 2012, at 100% of the principal amount, plus accrued and unpaid interest through the date of redemption. In addition, the Corporation may elect to redeem all, but not less than all, of the Securities at 100% of their principal amount, plus accrued and unpaid interest through the date of redemption prior to June 15, 2012, at any time within 90 days of a Tax Event, Rating Agency Event, Capital Treatment Event or Investment Company Event. Except as set forth in the preceding sentence the Corporation may not redeem the Securities prior to June 15, 2012.

No sinking fund is provided for the Securities.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Corporation with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Corporation and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Corporation and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders), provided that, if upon an Event of Default, the Trustee or such Holders fail to declare the principal of all the Outstanding Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then Outstanding shall have the right to make such declaration by a notice in writing to the Corporation and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (including any Additional Interest) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained under Section 10.2 of the Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Securities Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

The Corporation and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree that for United States Federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT B

REPLACEMENT CAPITAL COVENANT

EXHIBIT C

FORM OF AMENDED AND

RESTATED TRUST AGREEMENT

EXHIBIT D

FORM OF GUARANTEE AGREEMENT